Registration No. 333-63146

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ON2 TECHNOLOGIES LLC

(Exact name of Registrant as specified in its charter)

Delaware	27-1914543
(State of incorporation)	(I.R.S. Employer Identification No.)

3 Corporate Drive, Suite 100

Clifton Park, NY 12065

(518) 348-0099

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2001 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the Plans)

Donald S. Harrison

Chief Executive Officer

On2 Technologies LLC

1600 Amphitheatre Parkway

Mountain View, California 94043

(Name and address of agent for service)

(650) 253-000

(Telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one).

☐ Large accelerated filer	☒ Accelerated filer
☐ Non-accelerated filer	☐ Smaller reporting company

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-8 (Registration No. 333-63146) (the “Registration Statement”) of On2 Technologies LLC, formerly On2 Technologies, Inc. (“On2”), pertaining to the registration of certain shares of On2’s common stock, par value $0.001 per share (“On2 Common Stock”), issuable to eligible employees of On2 under the 2001 Employee Stock Purchase Plan, to which this Post-Effective Amendment No. 1 relates, was filed by On2 with the Securities and Exchange Commission on June 15, 2001.

Pursuant to that certain Agreement and Plan of Merger dated as of August 4, 2009 (the “Merger Agreement”), by and among Google Inc., a Delaware corporation (“Google”), Oxide Inc., a Delaware corporation and a wholly-owned subsidiary of Google (“Sub I”), and On2, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of January 7, 2010, by and among Google, Sub I, Oxide LLC, a Delaware limited liability company and a wholly-owned subsidiary of Google (“Sub II”), and On2, Sub I would be merged with and into On2, On2 would survive as a wholly-owned subsidiary of Google (the “First Step Merger”) and each outstanding share of On2 Common Stock would be converted into the right to receive a combination of (a) $0.15 in cash and (b) 0.0010 of a share of Google Class A Common Stock and (c) cash payable in lieu of any fractional shares of Google Class A Common Stock. Following the First Step Merger, On2 would be merged with and into Sub II and Sub II would survive as a wholly-owned subsidiary of Google (the “Second Step Merger” and together with the First Step Merger, the “Mergers”).

On February 19, 2010, Google effected the First Step Merger pursuant to Section 251 of the General Corporation Law of the State of Delaware and the Second Step Merger pursuant to Section 264 of the General Corporation Law of the State of Delaware and Section 18-209 of the Delaware Limited Liability Company Act. The Mergers became effective as specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware on February 19, 2010 (the “Merger Date”). As a result of the Second Step Merger, there is no longer any On2 Common Stock outstanding.

As a result of the First Step Merger, On2 has terminated all offerings of On2 Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by On2 in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of On2 Common Stock which remain unsold at the termination of the offering, On2 hereby removes from registration all shares of On2 Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on February 24, 2010.

ON2 TECHNOLOGIES LLC (formerly On2 Technologies, Inc.)

By:	/S/ DONALD S. HARRISON
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons on February 24, 2010 by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DONALD S. HARRISON Donald S. Harrison	President and Chief Executive Officer (Principal Executive Officer)	February 24, 2010

/S/ LLOYD MARTIN Lloyd Martin	Chief Financial Officer and Treasurer (Principal Financial And Accounting Officer)	February 24, 2010

/S/ DONALD S. HARRISON Donald S. Harrison	Assistant Secretary of Google Inc., Managing Member of On2 Technologies LLC Sole Member of On2 Technologies LLC	February 24, 2010